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                                                                    EXHIBIT 99.1



                           MARKS BROS. JEWELERS, INC.

                           1998 NON-EMPLOYEE DIRECTOR

                                STOCK OPTION PLAN



                                 I. INTRODUCTION

                  1.1 PURPOSES. The purposes of the 1998 Non-Employee Director Stock Option Plan (the "Plan") of Marks Bros. Jewelers, Inc. (the "Company") are
(a) to align the interests of the Company's stockholders and the recipients of options under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (b) to advance the interests of the Company by attracting and retaining well-qualified persons who are not officers or employees of the Company for service as directors of the Company and
(c) to motivate such non-employee directors to act in the long-term best interests of the Company's stockholders.

                  1.2      CERTAIN DEFINITIONS.

                  "AGREEMENT" shall mean the written agreement evidencing an option grant hereunder between the Company and the recipient of such option.

                  "BOARD" shall mean the Board of Directors of the Company.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "COMMITTEE" shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act.

                  "COMMON STOCK" shall mean the common stock, $.001 par value, of the Company.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "FAIR MARKET VALUE" shall mean the average of the high and low transaction prices of a share of Common Stock as reported in the National Association of Securities Dealers Automated Quotation National Market System on the date as of which such value is being determined, or, if the Common Stock is listed on a national securities exchange, the average of the high and low transaction prices of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

                  "MATURE SHARES" shall mean shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (a) has held for at least six months or (b) has purchased on the open market.

                  "NON-EMPLOYEE DIRECTOR" shall mean any director of the Company who is not an officer or employee of the Company or any subsidiary of the Company (except in the definition of Committee, in which case "Non-Employee Director" shall have the meaning set forth in Rule 16b-3 under the Exchange
Act).

                  1.3 ADMINISTRATION. This Plan shall be administered by the Committee. Options which are not incentive stock options within the meaning of
Section 422 of the Code may be granted under this Plan to eligible



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persons. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the number of shares of Common Stock subject to an option, the exercise price, the time and conditions of exercise of the option and all other terms and conditions of the option, including, without limitation, the form of the Agreement evidencing the option. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an option, conditions with respect to the option, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

                  The Committee may delegate such of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to the selection for participation in this Plan of a person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such person.

                  No member of the Board of Directors or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee and the President and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company's Certificate of Incorporation and/or Bylaws, as the same may be amended or restated from time to time, and under any directors' and officers' liability insurance that may be in effect from time to time.

                  A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (a) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (b) acts approved in writing by all of the members of the Committee without a meeting.

                  1.4 ELIGIBILITY. Non-Employee Directors shall be eligible to participate in this Plan in accordance with Article II.

                  1.5 SHARES AVAILABLE. Subject to adjustment as provided in
Section 3.6, 25,000 shares of Common Stock shall be available under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an option, then such shares of Common Stock shall again be available under this Plan.

                  Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

                             II. STOCK OPTION GRANTS

                  2.1 ELIGIBILITY. Each Non-Employee Director shall be eligible to be granted options to purchase shares of Common Stock in accordance with this
Article II.

                  2.2 ELECTIONS. Before the beginning of each fiscal quarter that commences on or after February 1, 1998, each Non-Employee Director may elect to receive all or a designated amount of his or her director's fee for the quarter in the form of stock options.

                  2.3 GRANTS OF STOCK OPTIONS. Each electing Non-Employee Director shall be granted stock options as follows:

                  (a) Option Price and Number of Shares. On the first day of each fiscal quarter (February 1 - April 30, May 1 - July 31, August 1 - October 31, November 1 - January 31) each Non-Employee Director who has so elected in accordance with Section 2.2 shall be granted an option to purchase that number of shares of Common Stock as determined under the formula set forth below at a purchase price per share equal to the Fair Market Value of a share of Common Stock on the date of grant of such option:




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                  (i) The number of shares of Common Stock to be covered by the option shall be determined by (1) dividing the amount of the director's fee for the fiscal quarter so elected to be paid in the form of stock options by the Fair Market Value of a share of Common Stock on the date of grant,(2) multiplying the number determined under clause (1) by three and (3) rounding down the number determined under clause (2) to the nearest whole share.

                  (ii) Any portion of the amount of the director's fee for a fiscal quarter that has been elected to be paid in the form of stock option but that cannot be converted into an option for a whole share of Common Stock shall be forfeited.

                  (b) Option Period and Exercisability. Except as otherwise provided herein, each option granted under the Plan shall become fully exercisable at the end of the fiscal quarter in which its date of grant occurs. Each option granted under this Article II shall expire ten years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.

                  (c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (1) in cash, (2) by delivery of Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (3) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (4) a combination of (1) and (2), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(4). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid.

                  2.4      TERMINATION OF DIRECTORSHIP.

                  (a) Death. If the holder of an option ceases to be a director of the Company by reason of death, each such option held by such holder shall be fully exercisable and may thereafter be exercised by such holder's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until the earliest to occur of the (i) date which is one year after the date of death and (ii) the expiration date of the term of such option.

                  (b) Other Termination. If the holder of an option ceases to be a director of the Company for any reason other than death, each such option held by such holder shall be exercisable only to the extent such option is exercisable on the effective date of such holder's ceasing to be a director and may thereafter be exercised by such holder (or such holder's legal representative or similar person) until the earliest to occur of the (i) date which is three months after the effective date of such holder's ceasing to be a director and (ii) the expiration date of the term of such option.

                  (c) Death Following Termination of Directorship. If the holder of an option dies during the three-month period following such holder's ceasing to be a director of the Company for any reason other than death, each such option held by such holder shall be exercisable only to the extent that such option is exercisable on the date of the holder's death and may thereafter be exercised by the holder's executor, administrator, legal representative, beneficiary or similar person, as the case may be, until the earliest to occur of the (i) date one year after the date of death and (ii) the expiration date of the term of such option.

                                  III. GENERAL

                  3.1 EFFECTIVE DATE AND TERM OF PLAN. This Plan is effective as of February 1, 1998. This Plan shall terminate ten years after its effective date unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Options may be granted hereunder at any time prior to the termination of this Plan, provided that no option may be granted later than ten years after the effective date of this Plan.

                  3.2 AMENDMENTS. The Board may amend this Plan as it shall deem advisable. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.






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                  3.3 AGREEMENT. Each option granted under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such option. No option shall be valid until an Agreement is executed by the Company and the recipient of such option and, upon execution by each party and delivery of the Agreement to the Company, such option shall be effective as of the effective date set forth in the Agreement.

                  3.4 NON-TRANSFERABILITY OF STOCK OPTIONS. No option shall be transferable other than (i) by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as otherwise set forth in the Agreement relating to such option. Except to the extent permitted by the foregoing sentence, each option may be exercised or settled during the participant's lifetime only by the holder or the holder's legal representative or similar person. Except as permitted by the second preceding sentence, no option may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option, such option and all rights thereunder shall immediately become null and void.

                  3.5 RESTRICTIONS ON SHARES. Each option granted hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  3.6 ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security, shall be appropriately adjusted by the Committee, such adjustments to be made without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being subject to an option under this Plan, such fractional security shall be disregarded.

                  3.7 NO RIGHT OF CONTINUED SERVICE. Neither this Plan nor any option granted hereunder shall confer upon any person any right to continued service as a director of the Company.

                  3.8 RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an option hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

                  3.9 GOVERNING LAW. This Plan, each option granted hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.


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